Exhibit 99.1

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Brittany McKinney

May 04, 2012

10:00 am CT

Operator:  Good morning. My name is Brandy and I will be your conference call facilitator today. At this time, I would like to welcome everyone to Analysts International Corporation’s 2012 First Quarter conference call. All lines have been placed on mute to prevent ay background noise.

On the call today, we have AIC’s President and Chief Executive Officer, Brittany McKinney and Senior Vice President and Chief Financial Officer, Bill Wolff.

Brittany and Bill will update you on the performance of business, and following their remarks there will be an opportunity for you to ask questions.

Before we begin, let me remind you that remarks made during this conference call will contain forward-looking statements. These forward-looking statements are based on current expectations of management, and do not guarantee future performance. Such statements involve inherent risks and uncertainties, including those identified in the Risk Factor section of this company’s most recent filed 10-K and 10-Q.

These risk factors could cause actual results to differ materially from those projected in any forward-looking statements. The company assumes no obligation to update any forward-looking statements made during this conference call.

For more information, please refer to the company’s press release and SEC filings, which are available on its website at www.analysts.com.

As a reminder, this call is being recorded. Thank you. I will now turn the conference over to Brittany. One moment please.

Brittany McKinney:  Good morning everyone. Sorry, I guess we’re having some technical difficulties this morning. I am pleased to present our 2012 first quarter results, update you on our progress and share with you the positive impact of our strategy. As Bill will detail in a moment, total revenue for the quarter increased 1.6% year-over-year, which was slightly below our guidance.

As we discussed on our last call, Q1 is seasonally a low quarter. In addition, we are seeing lower than anticipated demand in a couple of our large accounts as they reduce their IT spending. While these changes will result in a softer first half than anticipated, we do expect these clients to ramp up again in the second half of the year.

Despite the Q1 challenges, we are able to maintain cost control and protect our margins. AIC’s focus in 2012 is on achieving profitable growth and scale in our strategic markets, which now represent the majority of our revenues. This is where we’ve been making our investments, and as a result we’ve achieved revenue growth of over 8% year-over-year in the quarter in these markets.

Our strategy is clearly working as we see a return on the investments we made last year. Since we announced our focus on strategic markets several quarters ago, we’ve been laying the ground work, preparing national sales and senior account talent, refocusing the sales effort and building the necessary framework and infrastructure.

Now we are in a position to vigorously pursue this strategy. For example, we have built out our national sales and recruiting team, initiated the process to get on the approved vendor list at our top prospects, and are fully engaged in driving this strategy forward. Now let me say a few words about what we’re seeing in the industry.

Industry-wide growth in Q1 was off to a slow start as reported by industry analyst. At the same time, IT unemployment remains low, resulting in increased competition for quality talent. Even with this slow start to the year, the outlook for the IT staffing industry in 2012 remains positive. And as I’ve said before, AIC’s market opportunity in the industry remains strong, as client needs and demand continue to move where our strengths lie.

With the slower start to the year, we are trending towards the lower half of the range in our previous revenue guidance, while maintaining our margin and EBITDA guidance. I look forward to updating you on the progress in future quarters. Now let me turn the call over to Bill Wolff.

Bill Wolff:  Thanks Brittany. I appreciate the opportunity to update our shareholders on our results. We ended the first quarter with $26.7 million in revenue, up 1.6% year-over-year, and down 1.4% versus Q4 of 2011, just below our guidance given in February. We achieved year-over-year growth of over 8% where we had made strategic investments over the last year, despite having a couple of our key clients reduce their IT spending.

Our first quarter gross margin of 23.9% was up 10 basis points from the 23.8% we achieved in the first quarter of 2011. Net income for the first quarter was approximately $200,000 or 4 cents per fully diluted share, and was roughly flat with the first quarter of 2011. Q1 EBITDA was $341,000, compared with $399,000 in Q1 2011, reflecting the investments made in fourth quarter of last year. Now let me drill down into a few areas.

During the quarter, we continued to invest in the ERP system which I’ve previously spoken about. This new system will enable us to efficiently scale the business, enhance productivity and strengthen internal controls and risk management. During the first quarter, we capitalized an additional $300,000 related to this investment.

Our ending cash balance of $2 million is down from $5 million at the end of December, 2011, due to an increase in accounts receivable which grew from $18 million at the end of the year to $21 million. This was caused by a delay in invoicing as we worked through the implementation of our new system.

During this time, we made use of our credit facility, and at the end of the quarter had no amount outstanding. We are now caught up, and we will see our cash balance back in line during the second quarter. Our EBITDA margins were 1.3%, down slightly from 1-1/2% in the first quarter of 2011. We had virtually no tax liability, as the company has a net operating loss carry forward of $24 million.

Now let me talk about Q2. As Brittany mentioned, a couple of large clients experienced changes in their businesses which resulted in a drop in our billable headcount at those accounts during the first quarter. We anticipate that we will continue to feel the impact of this during the second quarter. We expect year-over-year revenue and EBITDA growth for the second quarter to be in the range of 1% to 3%.

The second half of the year will be stronger than the first half in both revenue and earnings as we continue to benefit from the implementation of our strategy, our investment cycle and the typical seasonality of the business. We anticipate our gross margins holding between 23% to 25%, and EBITDA margins in line with our peer average between 3% and 4%.

Our previous revenue guidance for the full year 2012 was between 7% and 10%, which we believe is in line with the industry growth rate. We continue to project growth in line with the industry; however, we are trending toward the lower half of this range. As the year progresses, we’ll have better visibility and will keep you up to date on our outlook.

In summary, we continue to believe that our strategy is positioning us to achieve our growth and profit objectives for 2012. Now we’ll take your questions.

Operator:  Thank you. If you would like to ask a question today, you can press star 1 on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star 1 if you do have a question and we’ll pause for just a moment to assemble our queue.

And we will go first to Jason Schacht with Heartland Advisors.

Jason Schacht:  Hey, good morning everybody.

Brittany McKinney:  Hey, good morning, Jason.

Jason Schacht:  With the customers that you saw spending cuts in during the quarter, how did your market share change with those customers?

Brittany McKinney:  The changes that we saw were overall spending changes at those clients, so it wasn’t specific to a market share. One specifically, it was their performance, where they cut across the board including their own internal staff. So we are seeing that client ramp back up, and long term we actually believe it to be an opportunity of how we position ourselves as that value provider.

Just in the near term it’s going to take a little while to get that back up.

Jason Schacht:  So you have not seen competitors taking share at those customers as they cut their spending?

Brittany McKinney:  No, no.

Jason Schacht:  Okay, thanks.

Operator:  And we will go next to Daniel Zeff with Zeff Capital.

Daniel Zeff:  Hi. Can you discuss the SG&A run rate? Are we seeing - what we’re going to see moving forward on that line?

Bill Wolff:  We continue to make investments as we move along. Typically those investments we tie to revenue and are applied in the third and fourth quarters. Overall we’ve actually been holding fairly steady on our costs, in other words keeping our costs in line and holding where we are except for the investments for future growth.

Daniel Zeff:  Okay. And can you discuss whether you can maintain these gross margin levels indefinitely, or for how long or when we’ll see you revert towards the lower mean of competitors? Can you discuss that, please?

Bill Wolff:  Yes, we’ve been very fortunate to be able to keep our margins in line. Part of that is our revenue mix, as we focus on higher end skills and as we pursue project type work. So, you know, we’re feeling right now, at least for 2012 that we’re going to be able to maintain those margin rates.

Daniel Zeff:  And cash, once you get back on track with the ERP systems, overall do you expect cash to rise for the year from year-end 2011?

Bill Wolff:  Yes, so by the end of the current quarter we’re in now we, you know, we’ll be back at the levels that we were previously. And by the end of the year we typically see a rise in our cash.

Daniel Zeff:  Thank you.

Operator:  And at this time there are no further questions in the queue.

Brittany McKinney:  Okay. Thank you for joining us today and your continued interest at AIC.

Operator:  And this concludes today’s conference. We do thank you for your participation.

END